Exhibit 1

Alfa CTC Holdings Limited
5 Themistocles Dervis Street,
Elenion Building,
2nd Floor,
CY-1066 Nicosia
Nicosia, Cyprus

May 20, 2011

VIA OVERNIGHT COURIER

MTG Russia AB
Skeppsbron 18
Box 2094
SE-103 13 Stockholm
Sweden
Attention: Chief Financial Officer

CTC Media, Inc.
Pravda Street 15A, 125124
Moscow, Russia
Attention: Chief Financial Officer

Re: CTC Media, Inc.

Gentlemen:

Reference is made to (i) that certain letter, dated April 27, 2011, (the “Offer Letter”) from Alfa CTC Holdings Limited (“Alfa”) to MTG Russia AB (“MTG Russia”) and CTC Media, Inc. (“CTC Media”) and (ii) the Stockholders’ Agreement, dated as of May 12, 2006, as amended on November 5, 2008 and June 10, 2010 (the “Stockholders Agreement”), by and among CTC Media, MTG Russia, as assignee of MTG Broadcasting AB, Alfa (f/k/a Jaystone Limited), as an original signatory and as assignee of Alfa Capital Holdings (Cyprus) Limited, Cavendish Nominees Limited, Sector Investment Holding Company Limited and any other entities who have signed adoption agreements thereto.

 Pursuant to the Offer Letter, in accordance with Section 4.1 of the Stockholders Agreement, Alfa informed MTG Russia that it was willing to sell to MTG Russia, or an affiliate of MTG Russia designated by MTG Russia, all of Alfa’s shares in CTC Media (the “CTC Shares”), subject to certain conditions described therein.  MTG hereby informs Alfa and CTC Media that it will not deliver an acceptance in accordance with Section 4.1 of the Stockholders Agreement and declines to purchase the CTC Shares on the terms contained in the Offer Letter.

Pursuant to a sale and purchase agreement proposed to be entered into, Telcrest Investments Limited, a newly formed entity owned by Mediaset LLC, CJSC National Media Group, Itera Media Limited, Abit Holdings Limited and OJSC Surgutneftegas, proposes to purchase the CTC Shares on the terms of such agreement (the “Telcrest Purchase”).  In order to facilitate the Telcrest Purchase, and notwithstanding the terms of the Stockholders Agreement, MTG Russia hereby waives its right under Section 4.1 of the Stockholders Agreement but only in respect of the Telcrest Purchase.  In the event that the agreement for the Telcrest Purchase is not entered into or is terminated or the Telcrest Purchase is not consummated on or before August 23, 2011, then this waiver shall be of no further force and effect and the Stockholders Agreement shall remain in place unmodified and in full force and effect and MTG Russia shall again be entitled to its full rights under Section 4.1 thereof.

Pursuant to a Termination Agreement dated the date hereof, CTC Media, MTG Russia and Alfa have agreed to terminate the Stockholders Agreement effective upon and as of the consummation of the Telcrest Purchase.  In accordance with such Termination Agreement, if, but only if, the Telcrest Purchase is consummated, the Stockholders Agreement shall terminate and no party thereto shall have any surviving obligations, claims, rights or duties thereunder.

This letter agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.  This letter agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument.  Delivery of a copy of this letter agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form will have the same effect as physical delivery of the paper document bearing the original signature.

If the foregoing correctly sets forth our mutual understanding with respect to the matter of this letter agreement, please confirm by signing below.

                                                  Very truly yours,

                  ALFA CTC HOLDINGS LIMITED

                  By:  /s/ Maria Pitta
                  Name:  Maria Pitta
                  Title:  Director

ACKNOWLEDGED, ACCEPTED AND AGREED TO BY:

CTC MEDIA, INC.

By:  /s/ Boris Podolsky
Name:  Boris Podolsky
Title:  CFO

MTG RUSSIA AB

By:  /s/ Hans-Holger Albrecht
Name:  Hans-Holger Albrecht
Title:  Director

By:  /s/ Mathias Hermansson
Name:  Mathias Hermansson
Title:  Director

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